SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (D)
of the Securities Exchange Act of 1934

October 17, 2002
Date of Report (date of earliest event reported)

Reliability Incorporated
(Exact name of Registrant as Specified in Its Charter)

Texas
(State or Other Jurisdiction of Incorporation)

0-7092 (Commission File Number)	75-0868913 (IRS Employer Identification No.)

16400 Park Row Post Office Box 218370 Houston, Texas (Address of Principal Executive Offices)	77218-8370 (Zip Code)

281-492-0550
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address if Changed Since Last Report)

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Items 1 - 4.	Not Applicable.

Item 5.	Other Events.
The Registrant issued the following Press Release on October 15, 2002

RELIABILITY INCORPORATED ANNOUNCES THIRD QUARTER 2002 RESULTS

HOUSTON, TEXAS, October 17, 2002 - Reliability Incorporated (Nasdaq symbol REAL) today announced a net loss for the quarter ended September 30, 2002 of $962,000 or $.15 per diluted share, on revenues of $807,000. Results for the third quarter of 2001 were a net loss of $1,910,000 or $.29 per diluted share, on revenues of $1,147,000. Results for the nine months ended September 30, 2002 were a net loss of $3,668,000 or $.58 per share, on revenues of $3,588,000. Operations for the same period in 2001 resulted in a net loss of $2,302,000 or $.35 per diluted share on revenues $10,748,000. Operations for the quarter and nine months ended September 30, 2002 included a $1,132,000 and $1,455,000, respectively, provision for asset impairment charges, restructuring of the Company's Power Sources segment and employee severance costs. A tax benefit of $1,650,000 was recorded in the quarter ended September 30, 2002 related to liquidating the Costa Rican subsidiary. The income tax benefit was partially offset by an asset impairment charge and the restructuring and severance costs, which reduced the net loss for the quarter and nine month period of 2002 by $518,000 or $.08 per diluted share. Backlog was $250,000 at September 30, 2002 compared to $538,000 at September 30, 2001.

Larry Edwards, President and CEO commented, "Revenue for the third quarter at $807,000 was at the low end of the forecast of $0.8 to $1.1 million. The third quarter 2002 per share loss of $0.15 was better than the forecasted loss of $0.22-$0.26. Bookings of new orders were disappointing which caused backlog to decline to $250,000 as of September 30, 2002. Net income was better than forecast primarily due to the Company recording a U.S. income tax benefit of $1,650,000, which resulted from restructuring the Power Sources segment, consolidating Power Sources in Houston, and liquidating the Company's Costa Rican subsidiary. The Company expects to book an additional $550,000 U.S. tax benefit in the fourth quarter of 2002, as a result of liquidating the subsidiary. The tax benefit in the third quarter of 2002 was partially offset by a $200,000 charge associated with the closing of the Costa Rican

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facility, a $700,000 asset impairment charge to reduce the carrying value of the North Carolina facility listed as an asset held for sale, and a $232,000 charge for employee severance costs. Assets held for sale were decreased by $700,000 due to the asset impairment charge on the North Carolina facility and increased by $670,000, which is the estimated net value of the land and building in Costa Rica.

"Virtually all of the Testing Products bookings and billings were from the Criteria® 18 HD Plus™ and Criteria 18 HP™ systems which deliver higher power levels to devices and remove greater amounts of heat from the devices under test. Although the quantity of production orders we have received has been disappointing, we believe that when the market recovers, the demand for systems for processing the new high-powered devices will be the first area to recover. Therefore, we plan to continue our R&D efforts in order to offer incremental improvements to our systems in the future and a new system on a totally new platform for customers who require a step function increase in performance.

"Revenue for Services was soft in the third quarter of 2002. Although we did see some improvement in quote activity for processing DRAM devices, prices were very competitive, and the DRAM programs started, stopped, and were rescheduled several times. SRAM demand remained very soft in the third quarter of 2002. Microprocessor processing for the third quarter of 2002 was almost flat, but we are forecasting volumes will fall as production for the next generation of microprocessors is being pushed into 2003.

"The Power Sources segment revenue increased slightly in the third quarter of 2002, as compared to the second quarter of 2002, although revenue remains at very low levels. However, requests for samples of our new products, particularly 15 and 25 watt converters, remained strong. Increased demand for samples is normally a sign more companies are accelerating their R&D activities in anticipation of the demand increasing for products with the latest new technology. We plan to continue our high rate of sampling and to push hard for design wins so we will be well positioned when our customers finally start to see good market acceptance of their new products.

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"Despite the fact that the markets the Company serve have been depressed for a very long period of time, our cash was $8.1 million as of September 30, 2002, and our working capital was $11.5 million. Our current ratio was a very strong 9.0 to 1, and our net worth was $18.6 million or $2.93 per share. During these times, we continued to invest in our future, and at the same time we have maintained the debt free status of the Company. In 2002 we have invested over $2 million in R&D in the first nine months. A large portion of the R & D expense was used to develop the Criteria 20, which is our next generation micrologic burn-in and test system. The Company will continue to review our expenses and cost controls, but will also continue to invest in the future via capital asset investments, research and development for new products, and may repurchase Reliability stock, when appropriate.

"The following statements are forward looking, based on our current expectations, and actual results may differ materially. We are still concerned by the uncertainty in the global economy, and the lack of growth in the semiconductor industry, which has caused the largest decrease in the demand for semiconductor equipment in history. In Reliability's second quarter 2002 press release, we reported the U.S. Test and Assembly Industry book-to-bill ratio, which had been below 1.0 since August of 2000, finally exceeded 1.0 in February 2002 and was still above 1.0 in July. Although this was good news for the industry, the good news was short lived as the ratio dropped to 0.77 in August of 2002. What appeared to be a bright spot, now seems to be a false start. Bookings and billings must both increase substantially for the industry and the Company's products and services to have a meaningful recovery. Therefore, we expect the Company's revenue to still bump along at depressed levels for the fourth quarter of 2002, as it has for the past five quarters. We are forecasting a loss of $.11 to $.18 per diluted share for the fourth quarter of 2002, including the anticipated tax benefit, on revenues of $0.6 to $1.0 million.

"Nonetheless, we have refocused and repositioned our products and services, and we are excited about the long-term opportunities and challenges that we face. We believe that when the semiconductor industry recovers, demand for Testing Products and Services that can provide equipment to deliver higher power and offer greater heat removal will lead the recovery. We also believe that Reliability has logical solutions to these more stringent technical specifications with

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our Criteria 18 HD Plus and Criteria 18 HP. We plan to continue our R&D expenditures so we can offer incremental improvements to these systems in the future and introduce the Criteria 20, which is on a totally new platform for customers who require a step function increase in performance. If we receive an order in early fourth quarter 2002, and provided we have no unanticipated technical challenges, we expect to be able to ship the initial production machine in the first half of 2003, depending on the exact feature set. With a solid balance sheet and a new set of product features and services, we believe the Company is positioned to take advantage of the increased demand when the market recovers. Our challenge is not only to stay financially healthy and satisfy current demand in the face of a prolonged downturn, but also to continue our investments in R&D and capital equipment in order to keep the Company positioned for growth in the future."

Reliability Incorporated is based in Houston, Texas with an operating facility in Singapore. Reliability manufactures burn-in and test equipment for sale to manufacturers and volume users of integrated circuits. The Company's Singapore subsidiary provides conditioning and testing services for integrated circuits. The Company also manufactures a line of power sources, including DC-to-DC power converters.

For more information, see the Company's website at www.relinc.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this report regarding Reliability's business which are not historical facts are "forward looking statements" that involve risks and uncertainties that may affect the operations, performance, development and results of the Company's business and include, but are not limited to, adverse changes in the global economy, decreases in the demand for electronic products and semiconductors, market acceptance of the Company's products and services, the impact of competition, delays in product development schedules, delays due to technical difficulties related to developing and implementing technology, delays in delivery schedules, the ability to attract and maintain sufficient levels of people with specific technical talents, future results related to investments or liquidity, and changes in demand for the Company's products and services and the Company's customers' products and services. Actual results may materially differ from projections.

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RELIABLITY INCORPORATED

STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2002	2001	2002	2001

REVENUES	$ 3,588	$10,748	$ 807	$ 1,147

COSTS AND EXPENSES:
Cost of revenues	3,502	7,846	1,107	1,942
Marketing, general and administrative	3,075	3,988	1,005	1,162
Research and development	2,052	2,180	568	727
Asset impairment, restructuring and severance costs	1,455	54	1,132	-
Total expenses	10,084	14,068	3,812	3,831
Operating (loss)	(6,496)	(3,320)	(3,005)	(2,684)
Interest income	110	535	24	141
Income (loss) before income taxes	(6,386)	(2,785)	(2,981)	(2,543)
Provision (benefit) for income taxes	(2,718)	(483)	(2,019)	(633)
NET (LOSS)	$(3,668) =====	$(2,302) =====	$ (962) =====	$(1,910) =====

(LOSS) PER SHARE:
Basic	$ (.58) =====	$ (.35) =====	$ (.15) =====	$ (.29) =====
Diluted	$ (.58) =====	$ (.35) =====	$ (.15) =====	$ (.29) =====

Weighted average shares:
Basic	6,336 =====	6,529 =====	6,336 =====	6,467 =====
Diluted	6,336 =====	6,529 =====	6,336 =====	6,467 =====

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RELIABILITY INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
	September 30 2002 (unaudited)	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$ 8,055	$12,302
Accounts receivable	469	717
Inventories	1,412	876
Refundable income taxes	2,590	345
Deferred tax assets	96	166
Other current assets	265	184
Total current assets	12,887	14,590
Property, plant and equipment, at cost, net of accumulated depreciation of $13,897 in 2002 and $13,649 in 2001	4,548	6,110

Investments	652	782
Assets held for sale	2,005	2,035
	$20,092 =====	$23,517 =====
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 204	$ 196
Accrued liabilities	1,103	847
Income taxes payable	19	29
Accrued restructuring costs	105	-
Total current liabilities	1,431	1,072

Deferred tax liabilities	96	128

Stockholders' equity:
Common stock, without par value; 20,000,000 shares authorized; 6,690,265 shares issued in 2002 and 2001	9,614	9,614
Retained earnings, net of $7,772 in treasury stock retired during 1999	10,089	13,757
Accumulated other comprehensive (loss) income	(44)	40
Less treasury stock, at cost, 354,300 shares in 2002 and 2001	(1,094)	(1,094)
Total stockholders' equity	18,565	22,317
	$20,092 =====	$23,517 =====

For more information, view our web site, including SEC link, at www.relinc.com.

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Items 6 - 9.	Not Applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliability Incorporated (Registrant)
Date: October 17, 2002	By:/s/ Max T. Langley Max T. Langley Vice President Finance and Chief Financial Officer

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